Exhibit 99.1

Evolution Petroleum Closes Strategic Acquisition of Midland Basin Mineral & Royalty Interests

August 20, 2026

Acquisition is Immediately Accretive to Cash Flow per Share

Based on Current Development Expectations, Evolution Expects Production from the Acquisition to More Than Double by End of Fiscal 2029

HOUSTON, Aug. 20, 2026 (GLOBE NEWSWIRE) -- Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") has closed its previously announced acquisition of mineral and royalty ("M&R") interests in the core Midland Basin of the Permian Basin (the "Acquisition"). The total purchase price for the Acquisition was $16 million, subject to customary post-closing adjustments, with an effective date of August 1, 2026 (the "Effective Date").

The acquired interests span approximately 3,420 net royalty acres across Reagan, Upton, Glasscock, Midland, and Martin Counties, Texas. The Acquisition was funded with net proceeds from the Company's recently announced public offering of common stock, cash on hand, and borrowings under its revolving credit facility.

Acquisition Highlights:

•	High-margin, capital-light cash flow that strengthens dividend coverage. The acquired M&R interests require no lifting expense, future drilling capital, or overhead, and are expected to generate approximately $3.9 million of next-twelve-month ("NTM") asset-level cash flow, implying an acquisition multiple of approximately 4.1x1.

•	Substantial producing base and development inventory in the core Permian/Midland Basin. The interests include royalties on an estimated 832 producing wells, 7 completed wells, 34 drilled but uncompleted wells ("DUCs"), 27 permitted wells, and approximately 1,257 upside locations. Estimated current production is approximately 210 BOE/d and consists of approximately 65% liquids (38% oil and 27% NGLs). The Company expects daily production from the Acquisition to more than double by fiscal 2029, without any capital expenditures to Evolution.

•	Greater earnings diversification. M&R interests are expected to contribute approximately 20% of Evolution's pro forma fiscal 2027 asset cash flow mix, compared to less than 10% in fiscal 20262.

•	Increased liquidity and financial flexibility. Pro forma for this transaction, Evolution's total liquidity has increased to approximately $19 million, including additional borrowing capacity on its senior secured reserve-based credit facility.

Kelly Loyd, President and Chief Executive Officer, commented: "Closing this acquisition marks an important step in the continued evolution of our portfolio. We have added a high-quality, liquids-weighted royalty position in the core Permian/Midland Basin at a compelling valuation, with no associated drilling capital or lifting expenses. Based on current development expectations of 125 newly completed wells per year going forward, we expect significant daily production growth from the Acquisition, with production more than doubling from current levels by the end of fiscal 2029.

"The transaction also strengthens our asset base and enables us to expand our borrowing capacity, increasing our financial flexibility and liquidity as we continue to pursue disciplined, value-accretive growth. Together with our existing non-operated and mineral and royalty assets, these interests further establish M&R as a second engine for Evolution and advance our objective of delivering durable cash flow and long-term value for shareholders."

Additional information regarding the Acquisition and Evolution's strategy is available in the Company's new investor presentation, posted in the Investor Relations section of its website at ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations, estimates, projections, management's beliefs and assumptions, and include any statement that is not a current or historical fact. Such statements include those relating to the Acquisition, including the anticipated benefits, timing, and consummation thereof; drilling locations and potential drilling activities; potential acquisitions; potential, probable and possible reserves; estimated production levels; expected future operating or financial results; cash flow and anticipated liquidity; business and capital allocation strategy; future dividend policies, and other plans, objectives, expectations and intentions. These forward-looking statements may generally, but not always, be identified by words such as "may", "expected", "estimated", "projected", "potential", "anticipated", "forecasted" or other words indicating future events or outcomes. Although the Company believes the expectations and forecasts reflected in the forward-looking statements are reasonable, it can give no assurance they will prove to be correct. These statements are based on current plans and assumptions and are subject to a number of risks and uncertainties including those outlined in the Company's Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q and other filings with the SEC. Therefore, actual results may differ materially from the expectations, estimates or assumptions expressed in or implied by any such forward-looking statement. The Company cautions readers not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this release, except as may be required by law.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

(1) NTM cash flow of $3.9 million is based on management's estimate of future completion activity, and is calculated as asset-level revenues less lease operating expenses, excluding any corporate G&A; assumes flat pricing of $75/bbl of crude oil and $3.50/Mcf of natural gas.

(2) Pro forma cash flow mix is annualized fiscal YTD 2026 asset-level cash flows (excluding any corporate G&A) for legacy assets (as of FQ3'26; nine months ended 3/31/26), plus Evolution's estimated NTM cash flows from the Acquisition; it is not a forecast of future results.